NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

AND MANAGEMENT INFORMATION CIRCULAR

COINSMART FINANCIAL INC.

May 30, 2022

May 30, 2022

Dear Shareholder,

The directors of CoinSmart Financial Inc. (the "Company" or "CoinSmart") cordially invite you to attend the annual general meeting (the "Meeting") of the shareholders of CoinSmart (the "Shareholders") to be held on June 29, 2022 at 11:00 a.m. (ET), in virtual-only format, which will be conducted via live audio webcast online at https://virtualmeetings.tsxtrust.com/1369 (password: coinsmart2022) (case sensitive) for the following purposes:

(i) to receive the audited financial statements of the Company for the years ended December 31, 2021 and the auditors' report thereon;

(ii) to consider and, if deemed appropriate, to pass, with or without variation, an ordinary resolution setting the number of directors at five (5);

(iii) to elect the directors of the Company for the ensuing year as more particularly described in the accompanying management information circular (the "Circular");

(iv) to re-appoint Richter LLP, as the Company's auditors for the ensuing year and to authorize the Board to fix the auditors' remuneration;

(v) to consider and, if deemed appropriate, to pass, with or without variation, an ordinary resolution ratifying the Company's Omnibus Long-Term Incentive Plan, as more particularly described in the Circular; and

(vi) transact such further or other business as may properly be put before the Meeting or any adjournment thereof.

THE BOARD OF DIRECTORS OF COINSMART UNANIMOUSLY RECOMMENDS THAT COINSMART SHAREHOLDERS VOTE IN FAVOUR OF THE ABOVE REFERENCED RESOLUTIONS AT THE MEETING.

Record Date

The board of directors of CoinSmart (the "Board") has fixed the record date for the Meeting at the close of business on May 24, 2022 (the "Record Date"). Only CoinSmart Shareholders of record as at the Record Date are entitled to receive notice of the Meeting. CoinSmart Shareholders of record will be entitled to vote those common shares of CoinSmart (the "CoinSmart Shares") owned as at the Record Date, unless any such CoinSmart Shareholder transfers such CoinSmart Shareholder's CoinSmart Shares after the Record Date and the transferee of those CoinSmart Shares establishes that the transferee owns the CoinSmart Shares and demands, not later than 10 days before the Meeting, that the transferee's name be included in the list of CoinSmart Shareholders entitled to vote at the Meeting, in which case such transferee shall be entitled to vote such CoinSmart Shares at the Meeting.

The Meeting will be held in a virtual-only format. There is no physical location for the Meeting. A virtual-only Meeting allows all CoinSmart Shareholders an equal opportunity to participate in the Meeting regardless of their geographic location or particular constraints or circumstances. Accordingly, we have arranged to use a live audio webcast to permit your participation in the virtual Meeting. CoinSmart Shareholders will not be able to attend the Meeting in person. At the Meeting, Registered Shareholders (as defined in the Circular) and duly appointed proxyholders (including proxyholders appointed by Beneficial Shareholders (as defined in the Circular)) will have the opportunity to ask questions in real time and vote on Meeting matters. Registered Shareholders and duly appointed proxyholders (including proxyholders appointed by Beneficial Shareholders) are entitled to vote at the Meeting either by attending virtually or by submitting a form of proxy. The Circular contains important information and detailed instructions about how to participate at the Meeting. See "How to Vote" below for instructions on how to attend, join and vote at the Meeting.

How to Vote

CoinSmart Shareholders that are registered and recorded in the shareholder register of the Transfer Agent (as defined below) (the "Registered Shareholders") and duly appointed and registered proxyholders will be able to attend, submit questions and vote at the Meeting virtually at https://virtual-meetings.tsxtrust.com/1369 using password "coinsmart2022" (case sensitive). Beneficial (non-registered) Shareholders who receive this notice and related materials through their broker, investment dealer, bank, trust company, custodian, nominee or other intermediary, should carefully follow the instructions of their intermediary to ensure that their CoinSmart Shares are voted at the Meeting in accordance with such CoinSmart Shareholders' instructions. See the section in the accompanying Circular entitled "General Proxy Information - Non-Registered Holders" for further information on how Beneficial (non-registered) Shareholders can vote their CoinSmart Shares.

Beneficial (non-registered) Shareholders are advised that voting through a proxyholder at the Meeting will include, as a result of the virtual nature of the Meeting, the additional step of registering proxyholders with CoinSmart's transfer agent, TSX Trust Company (the "Transfer Agent"), after submitting their form of proxy or voting instruction form, as applicable. Failure to register the proxyholder with the Transfer Agent will result in the proxyholder not receiving a "Control Number" to participate in the Meeting and only being able to attend as a guest. Beneficial (non-registered) Shareholders who have not duly appointed themselves as proxyholder will be able to attend the Meeting as guests but will not be able to vote or submit questions at the Meeting. Please refer to the instructions provided in the Circular under the heading "General Proxy Information - Non-Registered Holders".

Proxies must be deposited with TSX Trust Company not later than 11:00 a.m. (Eastern Standard Time) on June 27, 2022 or, if the Meeting is adjourned or postponed, not later than 48 hours, excluding Saturdays, Sundays, and holidays, preceding the time of such reconvened meeting or any adjournment or postponement thereof. The Chair of the Meeting shall have the discretion to waive or extend the proxy deadlines without notice. If a Shareholder receives more than one form of proxy because such holder owns CoinSmart Shares registered in different names or addresses, each form of proxy should be completed and returned.

Whether or not they are able to attend the Meeting, CoinSmart Shareholders are urged to vote as soon as possible electronically, by email, facsimile or in writing, by following the instructions set out on the form of proxy or VIF, as applicable, which accompanies this Notice of Meeting. Votes must be deposited or received at the offices of the Transfer Agent, located at Suite 301, 100 Adelaide Street West, Toronto, ON M5H 4H1 not later than 11:00 a.m. (Eastern Standard Time) on June 27, 2022, or not less than 48 hours (Saturdays, Sundays and statutory holidays excepted), prior to the time any adjourned meeting is reconvened or any postponed meeting is convened. Notwithstanding the foregoing, the Chair of the Meeting has the sole discretion to accept proxies received after such deadline but is under no obligation to do so.

Your vote is important, and you are urged to submit your proxy well in advance of the voting deadline in order to have your voice heard. If you have any questions or require assistance with voting your proxy, please contact your intermediary or TSX Trust Company at 416-342-1091 or 1-866-600-5869 (toll-free in North America) or by email at tsxtis@tmx.com.

Your participation as a CoinSmart Shareholder is very important to the Company. Please ensure your CoinSmart Shares are represented at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

(signed) "Justin Hartzman"
Justin Hartzman
Chief Executive Officer

COINSMART FINANCIAL INC.
1075 Bay Street, Suite 301
Toronto ON M5B 2B2

MANAGEMENT INFORMATION CIRCULAR

INFORMATION IN THIS MANAGEMENT INFORMATION CIRCULAR

The information contained in this Circular, unless otherwise indicated, is given as of May 30, 2022, except where otherwise indicated and except that information in documents incorporated by reference is given as of the dates noted therein.

No Person has been authorized" to give any information or to make any representation in connection with the matters being considered herein other than those contained in this Circular and, if given or made, such information or representation should be considered or relied upon as not having been authorized. This Circular does not constitute an offer to sell, or a solicitation of an offer to acquire, any securities, or the solicitation of a proxy, by any Person in any jurisdiction in which such an offer or solicitation is not authorized or in which the Person making such offer or solicitation is not qualified to do so or to any Person to whom it is unlawful to make such an offer or proxy solicitation. Neither the delivery of this Circular nor any distribution of securities referred to herein will, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Circular.

Cautionary Note Regarding Forward-Looking Statements and Risks

This Circular and the documents incorporated into this Circular by reference contain "forward-looking statements" and "forward-looking information" collectively referred to herein as "forward looking statements" within the meaning of the applicable securities laws that are based on expectations, estimates and projections as at the date of this Circular or the dates of the documents incorporated herein by reference, as applicable. These forward-looking statements include but are not limited to statements and information concerning: the business and future activities of, and developments related to, CoinSmart after the date of this Circular;; market position, and future financial or operating performance of CoinSmart; anticipated developments in operations; requirements for additional capital; timing and amount of anticipated capital expenditures; goals; strategies; future growth; planned future acquisitions; the adequacy of financial resources; the availability of capital; and other events or conditions that may occur in the future.

Any statements that involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might", or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements and are intended to identify forward-looking statements.

These forward-looking statements are based on the beliefs of CoinSmart's management, as well as on assumptions that the CoinSmart management team believes to be reasonable in respect of the respective forward-looking statements concerning CoinSmart based on information currently available at the time such statements were made. However, there can be no assurance that the forward-looking statements will prove to be accurate.

GENERAL PROXY INFORMATION

Solicitation of Proxies

This management information circular (this "Circular") is provided in connection with the solicitation by and on behalf of management of CoinSmart financial Inc. (the "Company" or "CoinSmart") of proxies from the holders of common shares ("CoinSmart Shares") for the annual general meeting (the "Meeting") of the shareholders of the Company ("CoinSmart Shareholders") to be held on June 29, 2022 at 11:00 a.m. (EST) , or at any adjournment thereof for the purposes set out in the accompanying notice of meeting ("Notice of Meeting").

Although it is expected that the solicitation of proxies will be primarily by mail, proxies may also be solicited personally, by telephone or by other means by the directors, officers and employees of the Company. In accordance with National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer, arrangements have been made with brokerage houses and other intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to Beneficial Shareholders (as defined below) held of record by such persons and the Company may reimburse such persons for reasonable fees and disbursements incurred by them in doing so. The costs thereof will be borne by the Company.

None of the directors of the Company have advised that they intend to oppose any action intended to be taken by the management of the Company as set forth in this Circular.

Meeting Information

The Meeting is scheduled to be held at 11:00 a.m. (EST) on June 29, 2022. The Meeting will be held in a virtual-only format via live audio webcast and is accessible online at https://virtual-meetings.tsxtrust.com/1369 (password: "coinsmart2022"). CoinSmart Shareholders will not be able to attend the Meeting in person. At the Meeting, Shareholders will be asked to consider and vote upon: (1) to set the number of directors at five (5); (2) the election of directors; (3) the re-appointment of Richter LLP, as auditors of the Company; (4) the ratification of the Company's Omnibus Long-Term Incentive Plan; and (5) any other business that may properly come before the Meeting or any adjournment thereof.

Participation at Virtual-Only Meeting

During the webcast, CoinSmart Shareholders will be able to hear the Meeting live and Registered Shareholders and duly appointed and registered proxyholders will be able to submit questions and vote while the Meeting is being held. We hope that hosting a virtual meeting helps enable the greater participation of CoinSmart Shareholders by allowing CoinSmart Shareholders who might not otherwise be able to travel to a physical meeting to attend online. This Circular contains important information and detailed instructions about how to participate at the Meeting.

Registered Shareholders and duly appointed proxyholders who participate at the Meeting online will be able to listen to the Meeting, ask questions and vote, all in real time, provided they are connected to the internet and comply with all requirements set out below.

Beneficial Shareholders who have not duly appointed themselves as proxyholders may still attend the Meeting and ask questions. Guests will be able to listen to the Meeting but will not be able to vote or ask questions. See "General Proxy Information - Beneficial (Non-Registered) Shareholders" and "General Proxy Information - Attending the Meeting as a Guest", below.

Attending the Meeting as a Guest

Guests can log in to the Meeting as set out below. Guests will be able to listen to a live audio webcast of the Meeting, but will not be able to ask questions nor be able to vote.

If you attend the Meeting online as a guest, it is important that you are connected to the internet at all times during the Meeting. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedure. If you accidentally disconnect from the Meeting, simply log backin.

To access the Meeting as a guest, log in online by going to https://virtual-meetings.tsxtrust.com/1369 (password: coinsmart2022), clicking on "I am a guest" and filling in the form.

Who can Vote?

Voting at the Meeting will only be available for Shareholders of record at the close of business on the Record Date of May 24, 2022, and duly appointed proxyholders.

If you are a Registered Shareholder as at the Record Date, you are entitled to attend at the Meeting and cast a vote for each CoinSmart Share registered in your name. If the CoinSmart Shares are registered in the name of a corporation, a duly authorized officer of such corporation may attend on its behalf, but documentation indicating such officer's authority should be presented at the Meeting. If you are a Registered Shareholder but do not wish to, or cannot, attend the Meeting virtually you can appoint someone who will attend the Meeting and act as your proxyholder to vote in accordance with your instructions. It is important that your CoinSmart Shares be represented at the Meeting regardless of the number of CoinSmart Shares you hold.

If your CoinSmart Shares are registered in the name of a "nominee" (usually a bank, trust company, securities dealer or other financial institution through CDS,

Registered Shareholders

Appointment and Revocation of Proxies

The persons named (the "Management Designees") in the accompanying form of proxy (the "Proxy") are directors, officers or appointees of the Company who have indicated their willingness to represent as proxy the CoinSmart Shareholder who appoints them.

A REGISTERED SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR THEM ON THEIR BEHALF AT THE VIRTUAL MEETING OTHER THAN THE MANAGEMENT DESIGNEES NAMED IN THE ENCLOSED PROXY. TO EXERCISE THIS RIGHT, A REGISTERED SHAREHOLDER MUST STRIKE OUT THE NAMES OF THE MANAGEMENT DESIGNEES NAMED IN THE PROXY AND INSERT THE NAME OF THEIR NOMINEE IN THE BLANK SPACE PROVIDED, OR COMPLETE ANOTHER PROXY. IF YOU APPOINT A NON-MANAGEMENT PROXYHOLDER, PLEASE MAKE THEM AWARE AND ENSURE THAT THEY WILL: (I) REGISTER WITH TSX TRUST BY COMPLETING A "REQUEST FOR CONTROL NUMBER" FORM IN ACCORDANCE WITH THE INSTRUCTIONS BELOW NOT LESS THAN 48 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND STATUTORY HOLIDAYS IN THE PROVINCE OF ONTARIO) BEFORE THE TIME OF THE VIRTUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF; AND (II) ATTEND AND VOTE AT THE VIRTUAL MEETING IN ORDER FOR THE VOTE TO COUNT. A PROXY WILL NOT BE VALID UNLESS IT IS DEPOSITED WITH COINSMART'S REGISTRAR AND TRANSFER AGENT, TSX TRUST COMPANY ("TSX TRUST"), BY MAIL TO TSX TRUST AT SUITE 301, 100 ADELAIDE STREET WEST, TORONTO, ONTARIO M5H 4H1, ATTENTION: PROXY DEPARTMENT, BY FAX AT 416-595-9593 OR ONLINE WITH YOUR 12-DIGIT CONTROL NUMBER AT WWW.VOTEPROXYONLINE.COM, VIA THE INTERNET BY FOLLOWING THE INSTRUCTIONS FOUND ON THE PROXY, IN EACH CASE, NOT LESS THAN 48 HOURS (EXCLUDING SATURDAYS, SUNDAYS AND STATUTORY HOLIDAYS IN THE PROVINCE OF ONTARIO) BEFORE THE TIME OF THE VIRTUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. NOTWITHSTANDING THE FOREGOING, THE CHAIR OF THE MEETING MAY WAIVE OR EXTEND THE TIME LIMIT FOR DEPOSIT AT HIS/HER DISCRETION, WITHOUT NOTICE.

The Proxy must be signed and dated by the CoinSmart Shareholder or their attorney in writing, or, if the CoinSmart Shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer. Only Registered Shareholders have the right to revoke a proxy. Non-Registered Holders (as defined below under "General Proxy Information - Beneficial (Non-Registered) Shareholders - Appointment and Revocation of Proxies") may revoke their voting instructions before they are acted on. To revoke your voting instructions, send new instructions to your broker or intermediary prior to their cut-off time. The latest instructions that were timely submitted will be the only valid instructions.

In order to vote, proxyholders MUST register with TSX Trust by emailing a "Request for Control Number" form available at https://tsxtrust.com/resource/en/75 to tsxtrustproxyvoting@tmx.com at least 48 hours prior to the time of the Meeting, excluding Saturdays, Sundays and statutory holidays, before any adjournment or postponement of the Meeting and after submitting their Proxy in order to receive a 12-digit control number.

A Registered Shareholder who has given a proxy may revoke it at any time before it is exercised by depositing an instrument in writing, including another completed form of proxy, executed by such Registered Shareholder or by their attorney authorized in writing or by electronic signature or, if the Registered Shareholder is a corporation, by an authorized director, officer or attorney thereof, or by transmitting by electronic means, a revocation signed, subject to the Business Corporations Act (British Columbia), by electronic signature, to TSX Trust at any time up to and including the last Business Day preceding the day of the Meeting, or in the case of any postponement or adjournment of the Meeting, the last Business Day preceding the day of the postponed or adjourned Meeting, or delivered to the chairman of the Meeting on the day fixed for the Meeting, and prior to the start of the Meeting or any postponement or adjournment thereof. A Registered Shareholder may also revoke a proxy in any other manner permitted by law.

If a Registered Shareholder has followed the process for attending and voting at the Meeting virtually, voting at the Meeting virtually will revoke their previous proxy.

Beneficial (Non-Registered) Shareholders

Appointment and Revocation of Proxies

The information set forth in this section is of significant importance to many CoinSmart Shareholders as a substantial number of Shareholders do not hold CoinSmart Shares in their own name.

Most CoinSmart Shareholders are "Beneficial Shareholders" or "Non-Registered Holders" because the CoinSmart Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased their securities. In addition, a person is not a Registered Shareholder in respect of securities which are held on behalf of that person but which are registered either: (a) in the name of an intermediary (an "Intermediary") that the Non-Registered Holder deals with in respect of its CoinSmart Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered retirement savings plans, registered retirement income funds, registered education saving plans and similar plans); or (b) in the name of a clearing agency (such as CDS & Co., which is the registration name for the Canadian Depositary for Securities and acts as nominee for many Canadian brokerage firms) of which the Intermediary is a participant. In accordance with the requirements of NI 54-101, the Company has distributed copies of the Notice, this Circular and Proxy (collectively, the "Proxy Solicitation Materials") to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders. Intermediaries are required to forward the Proxy Solicitation Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them under NI 54-101. Very often, Intermediaries will use service companies, such as Broadridge Financial Solutions Inc. ("Broadridge"), to forward the Proxy Solicitation Materials to Non-Registered Holders.

Applicable regulatory policy in Canada requires Intermediaries to seek voting instructions from Non-Registered Holders in advance of the Meeting. Every Intermediary has its own mailing procedures and provides its own return instructions, which should be carefully followed by Non-Registered Holders in order to ensure that their CoinSmart Shares are voted at the Meeting. Generally, Non-Registered Holders will either: (a) be given a form of proxy which has already been signed by the Intermediary (typically by facsimile, stamped signature), and is restricted to the number of securities beneficially owned by the Non-Registered Holder but which is otherwise incomplete. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deposit it with TSX Trust, as provided above; or (b) more typically, be given a voting instruction form ("VIF") which is not signed by the Intermediary, and which when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company (such as Broadridge), will constitute voting instructions (often called a "proxy authorization form") which the Intermediary must follow. Typically, the proxy authorization form will consist of a one-page pre-printed form. In the alternative, instead of the one-page pre-printed form, the proxy authorization form will consist of a regular printed form of proxy accompanied by a page of instructions which contains a removable label containing a barcode and other information. In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of CoinSmart Shares which they beneficially own. Although Non-Registered Holders may not be recognized directly at the virtual Meeting for the purpose of voting CoinSmart Shares registered in the name of their broker, agent or nominee, a Non-Registered Holder may attend the Meeting virtually as a proxyholder and vote in that capacity. Non-Registered Holders who wish to attend the Meeting virtually and indirectly vote their CoinSmart Shares as proxyholder should enter their own names in the blank space on the Proxy or VIF provided to them by their Intermediary and/or Broadridge, as applicable, and return the same in accordance with the instructions provided by their Intermediary and/or Broadridge, as applicable, well in advance of the Meeting. In order to vote, Non-Registered Holders who appoint themselves as a proxyholder MUST register with TSX Trust Company by emailing a "Request for Control Number" form available at https://tsxtrust.com/resource/en/75 to tsxtrustproxyvoting@tmx.com at least 48 hours prior to the time of the Meeting, excluding Saturdays, Sundays and statutory holidays, before any adjournment or postponement of the Meeting and after submitting their VIF in order to receive a 12-digit control number. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary or its agents, including those regarding when and where the proxy or proxy authorization form is to be delivered.

Only Registered Shareholders have the right to revoke a proxy. If a Non-Registered Holder has already sent a completed VIF to their Intermediary and changes their mind about their voting instructions, or wishes to vote at the Meeting, the Non-Registered Holder should contact their Intermediary to find out whether this is possible and what procedure to follow.

The Company will be delivering the Proxy-Solicitation Materials to non-objecting beneficial owners of the CoinSmart Shares directly with the assistance of Broadridge. The Company intends to pay for intermediaries to deliver the Proxy-Solicitation Materials to objecting beneficial owners of the CoinSmart Shares.

All references to shareholders in this Circular and the accompanying Proxy and Notice of Meeting are to Registered Shareholders unless specifically stated otherwise.

Quorum

The by-laws of the Company provide that a quorum of Shareholders shall be present at the Meeting if at least two persons are present in person or by proxy, each of whom is entitled to vote at the meeting, and who holds or represents by proxy not less than 5% of the issued and outstanding CoinSmart Shares entitled to vote at the Meeting.

Voting Securities and Principal Holders Thereof

The Company is authorized to issue an unlimited number of CoinSmart Shares. As at the date of this Circular, the Company has 60,240,049 CoinSmart Shares issued and outstanding as fully paid and non-assessable. There are no other shares of any class issued and outstanding. The CoinSmart Shares are the only shares entitled to be voted at the Meeting, and holders of CoinSmart Shares are entitled to one vote for each CoinSmart Share held.

Holders of CoinSmart Shares of record at the close of business on the Record Date are entitled to vote such CoinSmart Shares at the Meeting on the basis of one vote for each CoinSmart held except to the extent that, (a) the holder has transferred the ownership of any of his CoinSmart Shares after the Record Date, and (b) the transferee of those CoinSmart Shares produces properly endorsed share certificates, or otherwise establishes that he owns the CoinSmart Shares, and demands not later than 10 days before the day of the Meeting that his name be included in the list of persons entitled to vote at the Meeting, in which case the transferee will be entitled to vote his CoinSmart Shares at the Meeting.

To the knowledge of the directors and executive officers of the Company, no person or company beneficially owns, directly or indirectly or exercises control or direction over CoinSmart Shares carrying 10% or more of the voting rights attached to all outstanding CoinSmart Shares except as follows:

Name of Shareholder	Number of CoinSmart Shares Held	Percentage of CoinSmart Shares
Justin Hartzman	8,920,241	14.81%
Jeremy Koven	8,920,241	14.81%
Michael Koral	8,920,241	14.81%

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Other than as set forth in this Circular, no person who has been a director or executive officer of the Company at any time since the beginning of the last financial year, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon other than the election of directors or the appointment of auditor.

CURRENCY

All currency amounts referred to in this Circular are in Canadian dollars, unless otherwise indicated.

AUDIT COMMITTEE DISCLOSURE

Composition of Audit Committee

The Audit Committee is comprised of G. Scott Paterson (Chair), Jeffrey Haas, and Alexa Abiscott, each of whom is independent and financially literate within the meaning of National Instrument 52-110 - Audit Committees ("NI 52-110"). Each of the Audit Committee members has an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting.  A description of the relevant education and experience of each member of the Audit Committee is set forth below.

G. Scott Paterson

Mr. Paterson has served as a trustee of the Art Gallery of Ontario, obtained his ICD.d designation as a graduate of the Institute of Corporate Director's at Rotman School of Management and earned a Certificate in Entertainment Law from Osgoode Hall Law School. In the media space, Mr. Paterson was the second investor in Lionsgate Entertainment Corp. ("Lions Gate") (NYSE:LGF.A) when the company was founded in 1997. He served as a board member of Lions Gate for 21 years including as chair of the audit & risk committee for 15 years and today serves as a director of Lions Gate Entertainment Canada Corp. In the financial services arena, Mr. Paterson built Yorkton Securities, initially as executive VP then as chair & CEO, into Canada's leading technology & media investment bank.

Mr. Paterson has also served as chair of the board of the Toronto Venture Stock Exchange, vice chair of the Toronto Stock Exchange, a governor of the Investment Dealers Association, a director of the Canadian Investor Protection Fund, a director of the Canadian Securities Institute and a director of the Canadian Securities Advisory Council. In 2004, Mr. Paterson joined newly formed Symbility Solutions, a SaaS platform utilized by insurance companies to optimally process property claims, where he served as chair of the board of directors for 14 years prior to Symbility Solutions' sale to Corelogic (NYSE:CLGX) in 2018. In 2015, Mr. Paterson co-founded FutureVault Inc., a fintech leader in the evolving digital Personal Life Management and Business Enterprise Management spaces, where he serves as executive chair of the board of directors.

Mr. Paterson also serves as the chair of the board of directors of QYOU Media Inc. (TSXV:QYOU). Mr. Paterson's current principal occupation is as principal of Paterson Partners, a venture capital entity focused on media and fintech since 2002.

Jeffrey Haas

Mr. Haas has 20+ years' experience helping build some of the largest gaming businesses in the world, including DraftKings, PokerStars, the World Poker Tour (WPT), Asia Pacific Poker Tour (APPT), European Poker Tour (EPT) & PartyPoker. His work has varied across executive-level contributions to business strategy, product development, operations, licensing and regulatory compliance within this highly regulated industry. He was also a strategic advisor to SDT from 2019 to 2021.

Alexa Abiscott

Ms. Abiscott current principal occupation is as the General Counsel and Secretary of ApplyBoard Inc. ("ApplyBoard"), an online platform that simplifies the student study abroad search, application, and acceptance process and is responsible for ApplyBoard's global legal operations, privacy and data governance compliance and risk management portfolios. Ms. Abiscott is a founding member of Women General Counsel Canada (WGCC) and the General Counsel Chapter of the Women's Law Association of Ontario. Ms. Abiscott is currently serving a two-year term as President of WGCC. Prior to her current role at ApplyBoard, Ms. Abiscott created and led the Office of General Counsel and Board Secretariat at Sheridan College. Prior to her General Counsel roles, Ms. Abiscott practiced as corporate commercial litigation lawyer at a Bay Street law firm. Ms. Abiscott holds an Honour's Bachelor Degree from McGill University in Anthropology, a Graduate Diploma in International Business from McGill University, a Bachelor of Laws from Western University, and has been certified in NFP governance by the Institute of Corporate Directors and the University of Toronto's Rotman School of Management.

The Audit Committee's Charter

The Board has adopted a written charter for the Audit Committee, in the form set out as Schedule "A" to this Circular,  which sets out the Audit Committee's responsibilities, including among other things, reviewing the financial statements of the Company and public disclosure documents containing financial information and reporting on such review to the Board, ensuring that adequate procedures are in place for the review of the Company's public disclosure documents that contain financial information, overseeing the work and reviewing the independence of the external auditors and reviewing, evaluating and approving the internal control procedures that are implemented and maintained by management. The Audit Committee is also responsible for reviewing and approving the compensation of the Company's external auditor.

Audit Committee Oversight

At no time since the commencement of the most recently completed financial year of the Company was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

The Company is not relying on any exemption from NI 52-110, in whole or in part.

Pre-Approval Policies and Procedures

Except as otherwise set forth in the Audit Committee Charter, the Audit Committee has not adopted specific policies and procedures for the engagement of non-audit services.

External Auditor Service Fees

The aggregate fees incurred by Richter LLP for audit and non-audit services in the financial years ended December 31, 2021 and December 31, 2020 are outlined in the following table:

Nature of Services	Fees paid to auditor for the year ended December 31, 2021	Fees paid to auditor for the year ended December 31, 2020
Audit fees(1)	$440,429	$11,025
Audit-related fees	Nil	Nil
Tax fees(2)	$7,534	1,619
All other fees	$61,020	Nil

________

Notes:

(1) Fees for audit and interim reviews of financial statements.

(2) Fees for tax compliance, tax advice and tax planning.

STATEMENT OF EXECUTIVE COMPENSATION

For the purposes of this Circular, a Named Executive Officer ("NEO") of the Company means each of the following individuals:

(a) a chief executive officer ("CEO") of the Company;

(b) a chief financial officer ("CFO") of the Company;

(c) each of the Company's three most highly compensated executive officers of the Company including any of its subsidiaries, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000, as determined in accordance with subsection 1.3(5) of Form 51-102F6V, for the financial year ended December 31, 2021; and

(d) each individual who would be a NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the Company or its subsidiaries, nor acting in a similar capacity at the financial year ended December 31, 2021.

During the financial years ended December 31, 2021, the Company had four (4) NEOs:

(a) Justin Hartzman, who served as CEO; (b) Jeremy Koven who served as COO and Corporate Secretary; (c) Gordon Brocklehurst, who served as CFO of the Company since April 14, 2021; and (iv) Michael Koral, who served as CBO of the Company.

Compensation Discussion and Analysis

The Company's board of directors (the "Board") is responsible for ensuring that the Company has in place an appropriate plan for executive compensation and for making recommendations with respect to the compensation of the Company's executive officers.  The Board ensures that total compensation paid to its NEOs is fair and reasonable and is consistent with the Company's compensation philosophy.

Omnibus Long-Term Incentive Plan

The Company has adopted a 10% rolling security-based compensation plan (the "Omnibus Long-Term Incentive Plan") that enables the directors, officers, employees and consultants of the Company and its affiliates to participate in the growth and development of the Company by providing such persons with the opportunity, through options and other rights or awards to purchase or acquire CoinSmart Shares, to acquire an increased proprietary interest in the Company that is aligned with the interests of the CoinSmart Shareholders.

The Omnibus Long-Term Incentive Plan provides that the directors of the Company may from time to time, in their discretion, and in accordance with the policies of any exchange on which the CoinSmart Shares are then listed, grant to directors, officers, employees and consultants to the Company, non-transferable options or rights to purchase or acquire CoinSmart Shares, provided that the number of CoinSmart Shares reserved for issue will not exceed 10% of the number of then outstanding CoinSmart Shares as at the date of the grant.

The Omnibus Long-Term Incentive Plan is administered by the Board. The Board has the discretion to determine to whom options or rights will be granted, the number and exercise price of such options or rights and the terms and time frames in which the options or rights will vest and be exercisable.

As at December 31, 2021, the Company has reserved 1,907,642 CoinSmart Shares pursuant to the exercise of outstanding CoinSmart options and 615,000 CoinSmart Shares pursuant to the exercise of outstanding CoinSmart RSUs.

As of the date of this Circular, the only stock option plan or other incentive plan the Company currently has in place is the Omnibus Long-Term Incentive Plan.

Summary Compensation Table

The table below sets forth all direct and indirect compensation for, or in connection with, services provided to the Company in respect of the present NEOs for the financial years ended December 31, 2021 and December 31, 2020.

Table of compensation excluding compensation securities
Name and position	Year	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total compensation ($)
Justin Hartzman CEO	2021 2020	184,023 191,423	341,250 Nil	Nil N/A	24,000 Nil	Nil Nil	549,273 191,423
Jeremy Koven COO and Secretary	2021 2020	176,976 191,423	323,750 Nil	Nil N/A	18,000 Nil	Nil Nil	518,726 191,423
Gordon Brocklehurst(1) CFO	2021	74,000	Nil	N/A	Nil	Nil	74,000
Michael Koral CBO	2021 2020	176,876 191,423	323,750 Nil	N/A N/A	18,000 Nil	Nil Nil	518,726 191,423

Notes:

(1) Appointed CFO on April 14, 2021.

Pension Benefits

The Company does not have any form of pension plan that provides for payments or benefits to the NEOs at, following, or in connection with retirement.  The Company does not have any form of deferred compensation plan.

Termination, Severance and Change of Control Benefits

Mr. Justin Hartzman, President and Chief Executive Officer, commenced employment with CoinSmart on, or about, September 21, 2020. Following several changes to his role and position, Mr. Hartzman entered into an amended employment agreement with CoinSmart on August 5, 2021. Mr. Hartzman earns a base salary of $195,000, is entitled to six weeks paid vacation and is eligible for an annual bonus of one hundred percent (100%) of his annual base salary at target based on company year-on-year annual gross revenue growth in that calendar year of 80%. Mr. Hartzman may receive supplemental bonuses at the discretion of the CoinSmart Board in excess of the annual bonus for extraordinary performance or acquisitions. In addition to his base salary, Mr. Hartzman is entitled to participate in the CoinSmart Omnibus Long-Term Incentive Plan. In addition to fringe benefits and perquisites consistent with the practices of CoinSmart with a monthly budget not to be less than $2,000 per month, Mr. Hartzman is entitled to an expense account and/or reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of required duties and in accordance with CoinSmart's expense reimbursement policies and procedures. In accordance with his employment agreement, upon termination of his employment on a without just cause basis, Mr. Hartzman is entitled to a lump sum payment of $650,000 paid in cash or Cryptocurrency (at his option), payable within 10 days of the date when notice of termination is given, as well as unpaid wages for services rendered to the date of termination and payment of the cash value of accrued but unused vacation to the date of termination and for any minimum period of notice required by employment standards legislation ("Hartzman Termination Benefits"). In addition, Mr. Hartzman's employment agreement entitles him to the Hartzman Termination Benefits in the event of a change in control. For the purposes of his employment agreement, a "change in control" is deemed to occur when following a consolidation, merger, amalgamation, arrangement, or other reorganization or acquisition of CoinSmart or affiliates, the shareholders of CoinSmart hold less than 50% of the voting shares of CoinSmart. Mr. Hartzman is subject to restrictive covenants including ownership of work, non solicitation and non-competition of both clients and employees of CoinSmart for a period of 6 months following the termination or resignation of his employment with CoinSmart.

Mr. Jeremy Koven, Chief Operating Officer and Secretary, commenced employment with CoinSmart on, or about, September 21, 2020. Following several changes to his role and position, Mr. Koven entered into an amended employment agreement with CoinSmart on August 6, 2021. Mr. Koven earns a base salary of $185,000, is entitled to six weeks paid vacation and is eligible for an annual bonus of one hundred percent (100%) of his annual base salary at target based on company year-on-year annual gross revenue growth in that calendar year of 80%. Mr. Koven may receive supplemental bonuses at the discretion of the CoinSmart Board in excess of the annual bonus for extraordinary performance or acquisitions. In addition to his base salary, Mr. Koven is entitled to participate in the CoinSmart Omnibus Long-Term Incentive Plan. In addition to fringe benefits and perquisites consistent with the practices of SDT with a monthly budget not to be less than $1,500 per month, Mr. Koven is entitled to an expense account and/or reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of required duties and in accordance with CoinSmart's expense reimbursement policies and procedures. In accordance with his employment agreement, upon termination of his employment on a without just cause basis, Mr. Koven is entitled to a lump sum payment of $450,000 paid in cash or Cryptocurrency (at his option), payable within 10 days of the date when notice of termination is given, as well as unpaid wages for services rendered to the date of termination and payment of the cash value of accrued but unused vacation to the date of termination and for any minimum period of notice required by employment standards legislation ("Koven Termination Benefits"). In addition, Mr. Koven's employment agreement entitles him to the Koven Termination Benefits in the event of a change in control. For the purposes of his employment agreement, a "change in control" is deemed to occur when following a consolidation, merger, amalgamation, arrangement, or other reorganization or acquisition of CoinSmart or affiliates, the shareholders of CoinSmart hold less than 50% of the voting shares of SDT. Mr. Koven is subject to restrictive covenants including ownership of work, non solicitation and non-competition of both clients and employees of CoinSmart for a period of 6 months following the termination or resignation of his employment with CoinSmart.

Mr. Michael Koral, Chief Business Officer, commenced employment with CoinSmart on, or about, September 21, 2020. Following several changes to his role and position, Mr. Koral entered into an amended employment agreement with CoinSmart on August 6, 2021. Mr. Koral earns a base salary of $185,000, is entitled to six weeks paid vacation and is eligible for an annual bonus of one hundred percent (100%) of his annual base salary at target based on company year-on-year annual gross revenue growth in that calendar year of 80%. Mr. Koral may receive supplemental bonuses at the discretion of the SDT Board in excess of the annual bonus for extraordinary performance or acquisitions. In addition to his base salary, Mr. Koral is entitled to participate in the CoinSmart Omnibus Long-Term Incentive Plan. In addition to fringe benefits and perquisites consistent with the practices of CoinSmart with a monthly budget not to be less than $1,500 per month, Mr. Koral is entitled to an expense account and/or reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of required duties and in accordance with CoinSmart's expense reimbursement policies and procedures. In accordance with his employment agreement, upon termination of his employment on a without just cause basis, Mr. Koral is entitled to a lump sum payment of $450,000 paid in cash or Cryptocurrency (at his option), payable within 10 days of the date when notice of termination is given, as well as unpaid wages for services rendered to the date of termination and payment of the cash value of accrued but unused vacation to the date of termination and for any minimum period of notice required by employment standards legislation ("Koral Termination Benefits"). In addition, Mr. Koral's employment agreement entitles him to the Koral Termination Benefits in the event of a change in control. For the purposes of his employment agreement, a "change in control" is deemed to occur when following a consolidation, merger, amalgamation, arrangement, or other reorganization or acquisition of CoinSmart or affiliates, the shareholders of CoinSmart hold less than 50% of the voting shares of SDT. Mr. Koral is subject to restrictive covenants including ownership of work, non solicitation and non-competition of both clients and employees of CoinSmart for a period of 6 months following the termination or resignation of his employment with CoinSmart.

Mr. Gordon Brocklehurst, Chief Financial Officer, began providing services to CoinSmart as an independent contractor on, or about, April 14, 2021.  Mr. Brocklehurst then commenced employment with CoinSmart effective September 2021 Mr. Brocklehurst earns a base salary of $140,000 and is entitled to take part in CoinSmart's unlimited vacation policy, with a minimum of 4 weeks of paid vacation in each calendar year and is eligible for an annual bonus of fifty percent (50%) of his annual base salary subject to meeting pre-established performance metrics. In addition, Mr. Brocklehurst is entitled to participate in the CoinSmart Omnibus Long-Term Incentive Plan. In addition to being eligible to participate in CoinSmart group benefit plans, Mr. Brocklehurst is entitled to be reimbursed for eligible expenses that are pre-approved in accordance with CoinSmart's expense policy. In accordance with his employment agreement, termination of his employment on a without just cause basis he will be entitled to receive the equivalent of one year's salary and bonus. Mr. Brocklehurst is subject to restrictive covenants including confidentiality, ownership of work, non solicitation and non-competition of both clients and employees of CoinSmart for a period of 12 months following the termination or resignation of his employment with CoinSmart.

Director Compensation

For a description of the compensation paid to the Company's NEOs who also act as directors, see "Summary Compensation Table" above.

Director Compensation Table

The following table sets forth all amounts of compensation provided to the directors of the Company, who are each not also NEOs, for financial years ended December 31, 2021:

Table of compensation excluding compensation securities
Name and position	Year	Salary, consulting fee, retainer or commission ($)	Bonus ($)	Committee or meeting fees ($)	Value of perquisites ($)	Value of all other compensation ($)	Total compensation ($)
G. Scott Paterson	2021 2020 2019	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Jeffrey Haas	2021 2020 2019	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
Alexa Abiscott	2021 2020 2019	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Except as disclosed herein, the Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company for their services in their capacity as directors, or for committee participation, for involvement in special assignments or for services as consultant or expert during the most recently completed financial year or subsequently, up to and including the date of this Circular.

Stock Options and Other Compensation Securities

The following table sets out all compensation securities granted or issued to each director and NEO by the Company or any subsidiary thereof in the most recently completed financial year, for services provided, or to be provided, directly or indirectly, to the Company or any subsidiary thereof:

Compensation Securities
Name and position	Type of compensation security	Number of compensation securities, number of underlying securities, and percentage of class	Date of issue or grant	Exercise price ($)	Closing price of security or underlying security on date of grant ($)	Closing price of security or underlying security at year end ($)	Expiry date
Justin Hartzman CEO	Options RSUs	316,664 75,000	Nov. 4, 2021 Nov. 4, 2021	$0.1307 N/A	$0.86 $0.86	$0.87 $0.87	Nov. 2031 Nov. 2031
Jeremy Koven COO and Secretary	Options RSUs	316,664 75,000	Nov. 4, 2021 Nov. 4, 2021	$0.1307 N/A	$0.86 $0.86	$0.87 $0.87	Nov. 2031 Nov. 2031
Gordon Brocklehurst CFO	RSUs	5,000	Nov. 1, 2021	N/A	$0.86	$0.87	Nov. 2031
Michael Koral CBO	Options RSUs	316,664 75000	Nov. 4, 2021 Nov. 4, 2021	$0.1307 N/A	$0.86 $0.86	$0.87	Nov. 2031 Nov. 2031
G. Scott Paterson	RSUs	100,000	Nov. 1, 2021	N/A	$0.86	$0.87	Nov. 2031
Jeffrey Haas	RSUs	100,000	Nov. 1, 2021	N/A	$0.86	$0.87	Nov. 2031
Alexa Abiscott	RSUs	100,000	Nov. 1, 2021	N/A	$0.86	$0.87	Nov. 2031

As disclosed elsewhere in this Circular, the Company has the Omnibus Long-Term Incentive Plan for the granting of incentive stock options to the officers, employees and directors.  The purpose of granting such options is to assist the Company in compensating, attracting, retaining and motivating the directors, officer and consultants of the Company and to closely align the personal interests of such persons to that of the CoinSmart Shareholders.  No options were exercised by the NEOs during the year ended December 31, 2021.

Incentive Plan Awards - Outstanding Option-Based Awards

There was an aggregate of 949,992 options and 530,000 RSUs granted under the Omnibus Long-Term Incentive Plan to directors and NEOs outstanding as of December 31, 2021.

DISCLOSURE OF CORPORATE GOVERNANCE PRACTICE

National Instrument 58-101, Disclosure of Corporate Governance Practices requires reporting issuers to disclose the corporate governance practices, on an annual basis, that they have adopted.  The Company's approach to corporate governance is detailed in Schedule "B" to this Circular.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At no time during the Company's financial years ended December 31, 2021 was any director, executive officer, employee, proposed management nominee for election as a director of the Company nor any associate of any such director, executive officer, or proposed management nominee of the Company or any former director, executive officer or employee of the Company or any of its subsidiaries is or has been indebted to the Company or any of its subsidiaries or is or has been indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries, other than routine indebtedness.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information regarding compensation plans under which securities of the Company are authorized for issuance to directors, officers, employees and consultants in effect as of December 31, 2021:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved By Securityholders	2,522,642	$0.24	3,501,363
Equity Compensation Plans Not Approved by Securityholders	Nil	Nil	Nil
Total	2,522,642	$0.24	3,501,363

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set out herein, none of the directors or executive officers of the Company, a director or executive officer of a person or company that is itself an informed person or subsidiary of the Company, nor any shareholder beneficially owning, directly or indirectly, CoinSmart Shares, or exercising control or direction over CoinSmart Shares of the Company, or a combination of both, carrying more than 10% of the voting rights attached to the outstanding CoinSmart Shares nor an associate or affiliate of any of the foregoing persons has since January 1, 2021 (being the commencement of the Company's last completed financial year) any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Company or any of its subsidiaries.

MANAGEMENT CONTRACTS

The management functions of the Company are substantially performed by the directors and officers of the Company, and not to any substantial degree by any other person with whom the Company has contracted.

PARTICULARS OF MATTERS TO BE ACTED UPON

A. Audited Financial Statements

The consolidated financial statements for the fiscal year ended December 31, 2021, and December 31, 2020 and the reports of the auditors thereon will be placed before the shareholders of the Company's at the Meeting.  The presentation at the Meeting of the auditors' report and the Company's consolidated financial statements for these financial periods will not constitute a request for approval or disapproval of any matters referred to therein. Copies of the Company's annual and interim financial statements are also available on SEDAR at www.sedar.com.

B. Setting the Number of Directors

Management proposes that the number of directors for the ensuing year be set at five (5).

MANAGEMENT RECOMMENDS THAT COINSMART SHAREHOLDERS VOTE FOR THE RESOLUTION SETTING THE NUMBER OF DIRECTORS.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR SETTING THE NUMBER OF DIRECTORS FOR THE ENSUING YEAR AT FIVE (5)., UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT THE COINSMART SHARES ARE TO BE VOTED AGAINST IN RESPECT THEREOF.

C. Election of Directors

The following information relates to the election of directors of the Company and to the persons proposed to be nominated for election as directors.  At the Meeting, a board of five directors will be proposed for election.  Management will nominate the persons named below for election as directors to hold office for the ensuing year or until their successors are duly elected or appointed.  At the date hereof, management is not aware that any nominee will be unable or unwilling to serve as a director but in the event that any nominee is unwilling or unable to serve, it is intended that the discretionary authority given in the proxies hereby solicited will be exercised to vote such proxies for the election of another person as a director.

The following table sets out the names of the persons nominated by management for election as directors as of the date hereof.  The table includes information furnished by the nominees individually concerning their principal occupations, employment, CoinSmart Shares beneficially owned by them or over which they exercise control or direction and certain other information.

Nominee's name and place of residence(1)	Position and Office(2)	Principal Occupation	Director of the Company since	Number of CoinSmart Shares beneficially owned, directly or indirectly, or over which control is exercised(3)
Justin Hartzman Toronto, Ontario, Canada	Director, President and Chief Executive Officer	President and CEO of CoinSmart	October 2021	8,920,241
Jeremy Koven Toronto, Ontario, Canada	Director, Chief Operating Officer and Secretary	COO and Secretary of CoinSmart	October 2021	8,920,241
G. Scott Paterson(4) Toronto, Ontario, Canada	Director	Principal at Paterson Partners	October 2021	353,603
Jeffrey Haas(4) Copenhagen, Denmark	Director	Corporate Director	October 2021	522,219
Alexa Abiscott(4) Toronto, Ontario, Canada	Director	General Counsel and Secretary of ApplyBoard Inc.	October 2021	NIL

Note:

(1) The information as to state and country of residence and principal occupation, not being within the knowledge of the Company, has been furnished by the respective directors individually.

(2) Position and office to be assumed upon closing of the Transaction.

(3) The information as to the CoinSmart Shares beneficially owned or over which a director exercises control or direction, not being within the knowledge of the Company, has been furnished by the respective directors individually.

(4) Member of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

Voting for the election of the above-named directors will be conducted on an individual, not slate basis.  If named as proxy, the management designees intend to vote the CoinSmart Shares represented by such proxy at the Meeting for the approval of the above listed nominees, unless otherwise directed in the instrument of proxy.

MANAGEMENT RECOMMENDS THAT COINSMART SHAREHOLDERS VOTE FOR THE RESOLUTION ELECTION OF THE ABOVE LISTED NOMINEES.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE ELECTION OF THE ABOVE LISTED NOMINEES, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT THE COINSMART SHARES ARE TO BE WITHHELD FROM VOTING IN RESPECT THEREOF.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of the Company, none of the proposed directors (or any of their personal holding companies) of the Company:

(a) is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company, including the Company, that:

(i) was subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days while that person was acting in the capacity as director, executive officer or chief financial officer; or

(ii) was the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under securities legislation in each case for a period of 30 consecutive days, that was issued after the person ceased to be a director, chief executive officer or chief financial officer in the company and which resulted from an event that occurred while that person was acting in the capacity as director, executive officer or chief financial officer; or

(b) is as at the date of this Circular or has been within the 10 years before the date of this Circular, a director or executive officer of any company, including the Company, that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c) has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager as trustee appointed to hold the assets of that individual.

Except as disclosed below to the knowledge of the Company, none of the proposed directors (or any of their personal holding companies) has been subject to:

(a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Mr. Paterson reached a voluntary settlement with the Ontario Securities Commission in December 2001 in respect to administrative proceedings which included a suspension of his registration for two years and a one-million-dollar voluntary payment. There were no allegations that Mr. Paterson had violated any securities law, statute, regulation or policy statement.

D.  Appointment of Auditors

Management proposes the re-appointment of Richter LLP, as auditors of the Company to hold office until the next annual general meeting of the CoinSmart Shareholders, and that the Board be authorized to fix their remuneration.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE RE-APPOINTMENT OF RICHTER, AS AUDITORS OF THE COMPANY TO HOLD OFFICE UNTIL THE NEXT ANNUAL GENERAL MEETING OF THE COINSMART SHAREHOLDERS OR UNTIL A SUCCESSOR IS APPOINTED AND THE AUTHORIZATION OF THE DIRECTORS TO FIX THE REMUNERATION OF THE AUDITORS, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT THE COINSMART SHARES ARE TO BE WITHHELD FROM VOTING IN RESPECT THEREOF.

E.  Approval of Omnibus Long-Term Incentive Plan

At the Meeting, CoinSmart Shareholders will be asked to consider and, if deemed advisable, ratify the adoption of the Omnibus Long-Term Incentive Plan (the "LTIP") that came into effect on November 2, 2021. A copy of the LTIP is available on SEDAR at www.sedar.com. The following disclosure is qualified in its entirety by the text of the LTIP. Capitalized terms used herein not otherwise defined have the meanings ascribed thereto in the LTIP.

Purpose

The purpose of the LTIP is to provide the Company with a share-related mechanism to attract, retain and motivate qualified directors, employees and consultants of the Company, to reward such of those non-employee directors, employees and consultants as may be granted Awards (as defined below) under the LTIP by the board of directors from time to time for their contributions toward the long term goals and success of the Company and to enable and encourage such non-employee directors, employees and consultants to acquire common shares as long term investments and proprietary interests in the Company.

Types of Awards

The LTIP provides for the grant of options ("Options"), share appreciation rights ("SARs"), deferred share units ("DSUs"), restricted share units ("RSUs"), performance share units ("PSUs"), restricted shares and other share-based awards ("Other Share-Based Awards" and together with the Options, SARs, DSUs, RSUs, PSUs and restricted shares, the "Awards"). All Awards will be granted by an agreement evidencing the Award granted under the LTIP (an "Award Agreement").

Plan Administration

The LTIP will be administered by the board of directors of the Company, which may delegate its authority to any duly authorized committee of the board of directors (the "Plan Administrator"). The Plan Administrator has sole and complete authority, in its discretion, to:

(a) determine the individuals (the "Participants") to whom grants of Awards under the LTIP may be made and it may not necessarily take into account whether previous grants were made when considering new grants;

(b) make grants of Awards under the LTIP, whether relating to the issuance of CoinSmart Shares or otherwise (including any combination of Awards), in such amounts, to such Participants and, subject to the provisions of the LTIP, on such terms and conditions as it determines, including, without limitation: o the time or times at which Awards may be granted;

  the conditions under which: (A) Awards may be granted to Participants; or (B) Awards may be forfeited to the Company, including any conditions relating to the attainment of specified performance goals; o the number of CoinSmart Shares to be covered by any Award;

  the price, if any, to be paid by a Participant in connection with the purchase of common shares covered by any Awards;

  whether restrictions or limitations are to be imposed on the common shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

  any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;

(c) determine whether each Option is to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code ("ISO") or a non-qualified stock option;

(d) establish the form or forms of Award Agreements;

(e) cancel, amend, adjust or otherwise change any Award under such circumstances as the Plan

Administrator may consider appropriate in accordance with the provisions of the LTIP;

(f) construe and interpret the LTIP and all Award Agreements;

(g) adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to the LTIP, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

(h) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the LTIP.

Common Shares Available for Awards

Subject to adjustments as provided for under the LTIP, the maximum number of CoinSmart Shares available for issuance pursuant to Awards granted under the LTIP with any other share-based compensation arrangement, including the Legacy Option Plan) will not exceed 10% of the total issued and outstanding CoinSmart Shares from time to time, provided that the maximum aggregate number of CoinSmart Shares reserved for issuance pursuant to the ISOs granted under the LTIP shall not exceed 10% as of the effective date of the LTIP.

The LTIP is considered to be an "evergreen" plan, since the CoinSmart Shares covered by Awards which have been exercised or terminated will be available for subsequent grants under the LTIP and the total number of Awards available to grant increases as the number of issued and outstanding CoinSmart Shares increases.

Insider Participation Limit and Other Participation Limits

The aggregate number of CoinSmart Shares: (a) issuable to Related Persons (as defined in the LTIP) at any time under all of the Company's security based compensation arrangements including the Legacy Option Plan may not exceed 10% of the Company's total issued and outstanding CoinSmart Shares; and (b) issued to Related Persons within any one-year period, under all of the Company's security based compensation arrangements including the Legacy Option Plan may not exceed 10% of the Company's total issued and outstanding CoinSmart Shares. The aggregate number of CoinSmart Shares issuable to any one Participant under all of the Company's security-based compensation arrangements shall not exceed 10 % of the issued and outstanding CoinSmart Shares. The aggregate number of CoinSmart Shares issuable to Participants who are non-employee directors under the LTIP cannot exceed 1% of our issued and outstanding CoinSmart Shares and within any one financial year of the Company the aggregate fair value on the grant date of all Awards granted to any non-employee director under the LTIP or any other security based compensation arrangement of the Company including the Legacy Option Plan, cannot exceed $150,000, of which no more than $100,000 may be granted in the form of Options. Notwithstanding the foregoing, the limits will not apply to any DSUs or RSUs granted to non-employee directors in respect of a deferral of their annual retainer or to Awards granted to a new non-employee director upon joining the board of the Company or one of its designated affiliates.

Blackout Period

The exercise or settlement period of Awards shall automatically be extended if the date on which such Award is scheduled to expire falls during a blackout period or within five business days following the expiry of such blackout period. In such cases, unless the delayed expiration would result in tax penalties, the Award will expire 10 business days after the last day of the blackout period.

Description of Awards

Subject to the provisions of the LTIP and such other terms and conditions as the Plan Administrator may prescribe, including with respect to performance and vesting conditions, the Plan Administrator may, from time to time, grant the following types of Awards to any Participant.

Options

An Option entitles a holder thereof to purchase a CoinSmart Share at an exercise price set at the time of the grant, which exercise price must in all cases be not less than the Market Price on the date of grant. "Market Price" is defined as the closing price of the CoinSmart Shares on the Exchange on the trading day immediately preceding the applicable date. Subject to any accelerated termination as set forth in the LTIP, each Option expires on its respective expiry date, which shall be no later than the 10th anniversary of the grant date. The Plan Administrator will have the authority to determine the vesting terms applicable to grants of Options. Once an Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as otherwise set forth in any written employment agreement, award agreement or other written agreement between the Company or a subsidiary of the Company and the participant. The Plan Administrator has the right to accelerate the date upon which any Option becomes exercisable. The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in the LTIP, such as vesting conditions relating to the attainment of specified performance goals.

Under the LTIP, the Board may grant to certain Participants who are employees of the Company or one of its subsidiaries ISOs, which qualify for special tax treatment in the United States.

The Company may make arrangements through a broker approved by the Company whereby payment of the exercise price is accomplished through the proceeds of the sale of CoinSmart Shares exercisable upon exercise of the Option.

In lieu of exercising a vested Option (other than an ISO), the Participant may elect to surrender all or part of the Option for cancellation for an amount equal to the Market Price of the CoinSmart Shares on the date of surrender less the exercise price (the "in-the-money amount") and request that the in-the-money amount be satisfied in cash, in CoinSmart Shares with an aggregate Market Price equal to the "in-the-money amount", or a combination of the two. Notwithstanding any election by the Participant to receive cash, the Company may choose to issue CoinSmart Shares in satisfaction of the in-the-money amount.

Share Appreciation Rights

The Board will be authorized to grant SARs in conjunction with the granting of Options, or on a standalone basis, to any Participant under the LTIP. The vesting terms of the SAR will be set out in the Participant's Award Agreement. Upon the exercise of a SAR, a Participant will be entitled to receive from the Company, CoinSmart Shares with an aggregate Market Price on the date of exercise equal to the product of: (a) the number of SARs exercised; and (b) the amount by which the Market Price of a CoinSmart Share on the date of exercise exceeds the Market Price on the grant date. Subject to any accelerated termination provisions set forth in the LTIP, each SAR shall expire on the 10th anniversary of the grant date.

Deferred Share Units

A DSU is a unit equivalent in value to a CoinSmart Share that vests upon grant but does not settle until a future date, generally upon termination of service with the Company. The number of DSUs (including fractional DSUs) granted at any particular time will be calculated by dividing (a) the amount of any compensation that is to be paid in DSUs, as determined by the Plan Administrator, by (b) the Market Price of a CoinSmart Share on the grant date.

The Plan Administrator will have the sole authority to determine the settlement terms applicable to the grant of DSUs. Subject to the terms of the LTIP and except as otherwise provided in an Award Agreement, on the settlement date for any DSU, the Participant will redeem each vested DSU for a CoinSmart Share, a cash payment, or a combination thereof. If the DSUs are settled for a cash payment, the amount of the cash payment will be equal to the number of DSUs multiplied by the Market Price on the settlement date and the settlement date will be no later than December 31 of the year following the year in which the Participant's service terminates.

Unless otherwise determined by the Plan Administrator and set forth in the particular Award Agreement, DSUs will be credited with dividend equivalents in the form of additional DSUs as of each dividend payment date in respect of which normal cash dividends are paid on CoinSmart Shares. Dividend equivalents will vest in proportion to the DSUs to which they relate and will be settled in the same manner as the DSUs.

Restricted Share Units

An RSU is a unit equivalent in value to a CoinSmart Share that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the Plan Administrator, and which may be forfeited if vesting conditions are not met. Unless otherwise specified by the Plan Administrator, RSUs will vest on the third anniversary of the grant date.

The Plan Administrator will have the sole authority to determine the settlement terms applicable to the grant of RSUs. Subject to the terms of the LTIP and except as otherwise provided in an Award Agreement, on the settlement date for any RSU, the Participant will redeem each vested RSU for a CoinSmart Share, a cash payment, or a combination thereof. If the Plan Administrator elects to settle the RSUs in whole or in part in cash, the payment in settlement of such RSUs will be made no later than December 31 of the third calendar year in which the services giving rise to the Award were rendered.

Unless otherwise determined by the Plan Administrator and set forth in the particular Award Agreement, RSUs will be credited with dividend equivalents in the form of additional RSUs as of each dividend payment date in respect of which normal cash dividends are paid on CoinSmart Shares. Dividend equivalents will vest in proportion to the RSUs to which they relate and will be settled in the same manner as the RSUs. Performance Share Units

A PSU is a unit equivalent in value to a CoinSmart Share which does not vest until the achievement of specific performance goals determined by the Plan Administrator. The Plan Administrator will issue performance goals prior to the grant date to which such performance goals pertain. The performance goals may be based upon the achievement of corporate, divisional or individual goals and may be applied based on performance relative to an index or comparator group, or on any other basis determined by the Plan Administrator. The Plan Administrator may modify the performance goals as necessary to align them with the Company's corporate objectives, subject to any limitations set forth in an Award Agreement or other agreement with a Participant. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting of PSUs will occur), all as set forth in the applicable Award Agreement.

Each PSU will consist of a right to receive a CoinSmart Share, cash payment, or a combination thereof, upon the achievement of such performance goals during such performance periods as the Plan Administrator may establish. If the Plan Administrator elects to settle the PSUs in whole or in part in cash, the payment in settlement of such PSUs will be made no later than December 31 of the third calendar year in which the services giving rise to the Award were rendered.

Restricted Shares

A restricted share is a fully paid and non-assessable CoinSmart Share that is subject to restrictions on transfer and a risk of forfeiture for a period of time, and which shall be held by the Company or its designee in escrow until such time as the restricted period lapses. The Plan Administrator shall have the authority to determine at the time of grant, in its sole discretion, the duration of the restricted period and other restrictions applicable to the restricted CoinSmart Shares. Except for the restrictions applicable to the restricted CoinSmart Shares, during the restricted period, the holder shall have all the rights and privileges of a holder of CoinSmart Shares as to the restricted CoinSmart Shares, including the right to vote. However, unless otherwise set forth in a holder's Award Agreement, cash dividends and stock dividends, if any, with respect to the restricted CoinSmart Shares shall be withheld by the Company for the holder's account, and shall be subject to forfeiture until released, in each case, to be released at the same time and in the same proportion as the lapse of restrictions on the restricted CoinSmart Shares to which such dividends relate. Except as otherwise determined by the Plan Administrator, no interest will accrue or be paid on the amount of any dividends withheld.

Other Share-Based Awards

Each Other Share-Based Award shall consist of a right (a) which is other than an Award or right described above; and (b) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, CoinSmart Shares (including, without limitation, securities convertible into CoinSmart Shares) as are deemed by the Plan Administrator to be consistent with the purposes of the LTIP; provided, however, that such right will comply with applicable law (including applicable securities laws). Subject to the terms of the LTIP and any applicable Award Agreement, the Plan Administrator will determine the terms and conditions of Other Share-Based Awards.

Cash Settlement Alternative

With respect to Awards other than Options and Restricted Shares, the Participant may elect to complete a cash settlement in lieu of newly-issued CoinSmart Shares delivered pursuant to the terms of the Award. The lump sum cash payment shall be equal to the proportion of the Award to be paid in cash a multiplied by the number of CoinSmart Shares to be issued pursuant to the Award on the vesting date multiplied by the Market Price of a CoinSmart Share on the vesting date. Notwithstanding the Participant's election, the Company may choose instead to issue CoinSmart Shares to the Participant instead of making a lump sum cash payment to the Participant.

Adjustments

In the event of any subdivision or consolidation of CoinSmart Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or any merger, arrangement, combination or amalgamation or other transaction or reorganization involving the Company and occurring by exchange of CoinSmart Shares, by sale or lease of assets or otherwise, that does not constitute a change in control, the Board will, subject to the required approval of the applicable Exchange, determine and authorize the appropriate amendments or replacements of any existing awards and/or the terms of any Award to be made in such circumstances in order to maintain proportionately the rights, value and obligations of the participants in respect of awards under the LTIP, including, without limitation, permitting the immediate vesting of any unvested Awards and immediate lapse of any restricted period.

Effect of Termination on Awards

The following table describes the impact of certain events upon the Participants under the LTIP, including termination for cause, resignation, termination without cause, disability, death or retirement, subject, in each case, to the terms of a Participant's employment agreement, Award Agreement or other written agreement.

Event Provision	Provisions

Termination for cause	Immediate forfeiture of any unexercised Option or other Award, whether vested or unvested.

Resignation	Forfeiture of any unvested Option or other Award. Vested Options may be exercised until the earlier of the expiry date and 60 days after the termination date.

Termination without cause	Vesting of a portion of any unvested Options or other Awards equal to the number of unvested Options or other Awards held by the Participant as of the termination date multiplied by a fraction, the numerator of which is the number of days between the grant date and the termination date and the denominator of which is the number of days between the grant date and the date any unvested Options or other Awards were originally scheduled to vest, which vested Options or other Awards remain exercisable until the earlier of the expiry date of such Award and 60 days after the termination date.

Disability	Vesting of all unvested Options or other Awards, which may be exercised until the expiry date of such Award.

Death	12-month vesting period after death for all unvested Options or other Awards and Options remain exercisable until the earlier of the expiry date and 12 months after death. Any Option, SAR or other Award held by the Participant that has not vested as of the Participant's death and is not due to vest in the 12-month period after the Participant's death, is immediately forfeited and cancelled as of the Participant's death.

Retirement	Any Option or other Award continues to vest in accordance with its terms and remains exercisable until the earlier of the expiry date and three years after retirement date; if the Participant commences employment following retirement or breaches any applicable postemployment covenants, any Option or other Award held by the Participant that has not been exercised as of such date is immediately forfeited.

Event Provision	Provisions

Termination of a Directorship	If a director's term of office is terminated by the Company for breach by the director of his or her fiduciary duty (as determined by the Board in its sole discretion), then any Awards, other than certain DSUs (and related dividend equivalents), held by the director at the termination date are immediately forfeited to the Company. If a director's term of office terminates for any reason other than death or disability or a breach of his or her fiduciary duty (as determined by the Board in its sole discretion), the Board may, in its sole discretion, at any time prior to or following the termination date, provide for the exercise, vesting or settlement of any or all Awards other than DSUs held by the participant on the termination date.

Notwithstanding the foregoing, the Plan Administrator may, in its discretion, permit the acceleration of vesting of any or all Awards or waive termination of any or all Awards, all in the manner and on the terms as may be authorized by the Plan Administrator.

Change in Control

Except as may be set forth in an employment agreement, Award Agreement or other written agreement between the Company or a subsidiary of the Company and the Participant or as set out in the LTIP, the Plan Administrator may, without the consent of any Participant, take such steps as it deems necessary or desirable, including to cause:

(1) the conversion or exchange of any outstanding Awards into or for, rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control (as defined in the LTIP);

(2) outstanding Awards to vest and become exercisable, realizable, or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such Change in Control;

(3) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the Participant's rights as of the date of the occurrence of the transaction net of any exercise price payable by the Participant (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction, the Plan Administrator determines, in good faith, that no amount would have been attained upon the exercise or settlement of such Award or realization of the Participant's rights net of any exercise price payable by the Participant, then such Award may be terminated by the Company without payment);

(4) the replacement of such Award with other rights or property selected by the Board in its sole discretion; or

(5) any combination of the foregoing.

In taking any of the foregoing actions, the Plan Administrator will not be required to treat all Awards similarly in the transaction.

Non-Transferability of Awards

Except to permitted assigns or otherwise permitted by the Board, the interest of any participant in any Award is not assignable or transferable, whether voluntary, involuntary, by operation of law or otherwise.

Amendment, Suspension or Termination of the LTIP

The Plan Administrator may from time to time, without notice and without approval of the shareholders, amend, modify, change, suspend or terminate the LTIP or any Awards granted pursuant thereto as it, in its discretion, determines appropriate, provided, however, that: (a) no such amendment, modification, change, suspension or termination may materially impair any rights of a Participant or materially increase any obligations of a Participant under the LTIP without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable securities laws or requirements on which the CoinSmart Shares are listed (the "Exchange"); (b) any amendment that would cause an Award held by a U.S. taxpayer to be subject to the additional tax penalty under the U.S. Internal Revenue Code will be null and void with respect to the U.S. taxpayer; and (c) amendments to the LTIP shall be subject to any applicable approval of the Exchange.

Without limiting the generality of the foregoing, but subject to the below, the Plan Administrator may, without shareholder approval, at any time or from time to time, amend the LTIP for the purposes of:

(a) any amendments to the general vesting provisions or restricted period of each Award;

(b) any amendment regarding the effect of termination of a participant's employment or engagement;

(c) any amendments to add covenants of the Company for the protection of Participants, provided that the Plan Administrator must be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants;

(d) any amendments not inconsistent with the LTIP as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Plan Administrator must be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants; or

(e) any such changes or corrections which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

Notwithstanding the foregoing and subject to any rules of the Exchange, shareholder approval, excluding shareholders that would receive, or would be eligible to receive, a material benefit from such amendment, modification or change, will be required for any amendment, modification or change that:

(a) increases the percentage of CoinSmart Shares reserved for issuance under the LTIP, except pursuant to the provisions in the LTIP which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(b) increases the limit on CoinSmart Shares issuable to non-employee directors;

(c) increases or removes the 10% limit on CoinSmart Shares issuable or issued to Related Persons;

(d) reduces the exercise price of an Award (for this purpose, a cancellation or termination of an Award of a Participant prior to its expiry date for the purpose of reissuing an Award to the same Participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Award) except pursuant to the provisions in the LTIP which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(e) extends the term of an Award beyond the original expiry date (except where an expiry date would have fallen within a blackout period applicable to the Participant or within five business days following the expiry of such a blackout period);

(f) permits Awards to be transferred to a person other than a permitted assign or for normal estate settlement purposes; or

(g) deletes or reduces the range of amendments which require shareholder approval.

Note that any options to acquire CoinSmart Shares currently outstanding under the Legacy Option Plan will continue to be governed by the terms of such Legacy Option Plan.

At the Meeting, all CoinSmart Shareholders will be asked to consider and, if deemed advisable, to approve the following ordinary resolution to approve the adoption of the LTIP:

"BE IT RESOLVED THAT:

1. the omnibus long term incentive plan of the Company (the "LTIP") is hereby approved and ratified as the LTIP of the Company with such modifications, if any, as may be required by any stock exchange upon which the shares of the Company may be listed or may trade from time to time;

2. the board of directors of the Company is authorized, in its discretion, to administer the LTIP and to amend or modify the LTIP in accordance with its terms and conditions to the extent needed to reflect changes acquired by securities regulatory agencies or stock exchanges or so as to meet industry standards;

3. any director or officer of the Company is hereby authorized and directed, acting for, in the name of and one behalf of the Company to execute or cause to be executed under the corporate seal of the Company or otherwise and to deliver or cause to be delivered, such other documents or instruments and to do or cause to be done all such acts and things as may, in the opinion of such director or officer of the Company be necessary or desirable to carry out the intent of the forgoing resolutions; and

4. any officer or director of the Company is hereby authorized to do all such acts and execute and file all instruments and documents necessary or desirable to carry out this resolution, including making appropriate filings with regulatory authorities, including any applicable stock exchange."

THE BOARD RECOMMENDS THAT COINSMART SHAREHOLDERS VOTE FOR THE RESOLUTION APPROVING THE LTIP.

PROXIES RECEIVED IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR THE APPROVAL AND RATIFICATION OF THE LTIP, UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT THE COINSMART SHARES ARE TO BE VOTED AGAINST IN RESPECT THEREOF.

ANY OTHER MATTERS

Management of the Company knows of no matters to come before the Meeting other than those referred to in the Notice of Meeting accompanying this Circular.  However, if any other matters properly come before the Meeting, it is the intention of the persons named in the form of proxy accompanying this Circular to vote the same in accordance with their best judgment on such matters.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available on the SEDAR website located at www.sedar.com "Company Profiles - CoinSmart Financial Inc." The Company's financial information is provided in the Company's audited comparative financial statements and related management discussion and analysis for its most recently completed financial year and may be viewed on the SEDAR website at the location noted above.  Shareholders of the Company may request copies of the Company's financial statements and related management discussion and analysis by contacting the Company's Secretary at 1075 Bay Street, Suite 301 Toronto ON M5B 2B2.  A copy of the most current interim financial statements will be sent without charge to any shareholder requesting the same.

Schedule "A"

Audit Committee Charter

CoinSmart Financial Inc.

(Adopted by the Board of Directors on May 31, 2021)

A.  PURPOSE

The overall purpose of the Audit Committee (the "Committee") is to ensure that the Company's management has designed and implemented an effective system of internal financial controls, to review and report on the integrity of the consolidated financial statements and related financial disclosure of the Company and to review the Company's compliance with regulatory and statutory requirements as they relate to financial statements, taxation matters and disclosure of financial information.

B.  COMPOSITION, PROCEDURES AND ORGANIZATION

1. The Committee shall consist of at least three members of the Board of Directors (the "Board").

2. The Board, at its organizational meeting held in conjunction with each annual general meeting of the shareholders, shall appoint the members of the Committee for the ensuing year. The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

3. Unless the Board shall have appointed a chair of the Committee, the members of the Committee shall elect a chair and a secretary from among their number.

4. The quorum for meetings shall be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other.

5.  The Committee shall have access to such officers and employees of the Company and to the Company's external auditors, and to such information respecting the Company, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

6. Meetings of the Committee shall be conducted as follows: (a) the Committee shall meet at least four times annually at such times and at such locations as may be requested by the chair of the Committee provided that the external auditors or any member of the Committee may request a meeting of the Committee; (b) the external auditors shall receive notice of and have the right to attend all meetings of the Committee; and (c) management representatives may be invited to attend all meetings except private sessions with the external auditors.

7. The internal auditors and the external auditors shall have a direct line of communication to the Committee through its chair and may bypass management if deemed necessary. The Committee, through its chair, may contact directly any employee in the Company as it deems necessary, and any employee may bring before the Committee any matter involving questionable, illegal or improper financial practices or transactions.

C.  ROLES AND RESPONSIBILITIES

1. The overall duties and responsibilities of the Committee shall be as follows: (a) to assist the Board in the discharge of its responsibilities relating to the Company's accounting principles, reporting practices and internal controls and its approval of the Company's annual and quarterly consolidated financial statements and related financial disclosure; (b) to establish and maintain a direct line of communication with the Company's internal and external auditors and assess their performance; (c) to ensure that the management of the Company has designed, implemented and is maintaining an effective system of internal financial controls; and (d) to report regularly to the Board on the fulfilment of its duties and responsibilities.

2. The duties and responsibilities of the Committee as they relate to the external auditors shall be as follows: (a) to recommend to the Board a firm of external auditors to be engaged by the Company, and to verify the independence of such external auditors; (b) to review and approve the fee, scope and timing of the audit and other related services rendered by the external auditors; (c) review the audit plan of the external auditors prior to the commencement of the audit; (d) to review with the external auditors, upon completion of their audit: (i) contents of their report; (ii) scope and quality of the audit work performed; (iii) adequacy of the Company's financial and auditing personnel; (iv) co operation received from the Company's personnel during the audit; (v) internal resources used; (vi) significant transactions outside of the normal business of the Company; (vii) significant proposed adjustments and recommendations for improving internal accounting controls, accounting principles or management systems; and (viii) the non audit services provided by the external auditors; (e) to discuss with the external auditors the quality and not just the acceptability of the Company's accounting principles; and (f) to implement structures and procedures to ensure that the Committee meets the external auditors on a regular basis in the absence of management.

3. The duties and responsibilities of the Committee as they relate to the Company's internal auditors are to: (a) periodically review the internal audit function with respect to the organization, staffing and effectiveness of the internal audit department; (b) review and approve the internal audit plan; and (c) review significant internal audit findings and recommendations, and management's response thereto.

4. The duties and responsibilities of the Committee as they relate to the internal control procedures of the Company are to: (a) review the appropriateness and effectiveness of the Company's policies and business practices which impact on the financial integrity of the Company, including those relating to internal auditing, insurance, accounting, information services and systems and financial controls, management reporting and risk management; (b) review compliance under the Company's business conduct and ethics policies and to periodically review these policies and recommend to the Board changes which the Committee may deem appropriate; (c) review any unresolved issues between management and the external auditors that could affect the financial reporting or internal controls of the Company; and (d) periodically review the Company's financial and auditing procedures and the extent to which recommendations made by the internal audit staff or by the external auditors have been implemented.

5. The Committee is also charged with the responsibility to: (a) review the Company's quarterly statements of earnings, including the impact of unusual items and changes in accounting principles and estimates and report to the Board with respect thereto; (b) review and approve the financial sections of: (i) the annual report to shareholders; (ii) the annual information form; (iii) annual and interim MD&A; (iv) prospectuses; (v) news releases discussing financial results of the Company; and (vi) other public reports of a financial nature requiring approval by the Board, and report to the Board with respect thereto; (c) review regulatory filings and decisions as they relate to the Company's consolidated financial statements; (d) review the appropriateness of the policies and procedures used in the preparation of the Company's consolidated financial statements and other required disclosure documents, and consider recommendations for any material change to such policies; (e) review and report on the integrity of the Company's consolidated financial statements; (f) review the minutes of any audit committee meeting of subsidiary companies; (g) review with management, the external auditors and, if necessary, with legal counsel, any litigation, claim or other contingency, including tax assessments that could have a material effect upon the financial position or operating results of the Company and the manner in which such matters have been disclosed in the consolidated financial statements; (h) review the Company's compliance with regulatory and statutory requirements as they relate to financial statements, tax matters and disclosure of financial information; and (i) develop a calendar of activities to be undertaken by the Committee for each ensuing year and to submit the calendar in the appropriate format to the Board of Directors following each annual general meeting of shareholders.

Schedule "B"

Statement of Corporate Governance Practices

National Policy 58-201 Corporate Governance Guidelines ("NP 58-201") establishes corporate governance guidelines which apply to all public companies.  The Company has reviewed its own corporate governance practices in light of these guidelines.  In certain cases, the Company's practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted.  National Instrument 58-101 Disclosure of Corporate Governance Practices ("NI 58-101") mandates disclosure of corporate governance practices for Venture Issuers in Form 58-101F2, which disclosure is set out below.

Board of Directors

Structure and Compensation

The Board is currently composed of five directors and all of the current Board are the proposed nominees for election as director at the Meeting.

NP 58-201 suggests that the board of directors of every listed corporation should be constituted with a majority of individuals who qualify as "independent" directors under NI 58-101, which provides that a director is independent if he or she has no direct or indirect "material relationship" with the Company.  A "material relationship" is defined as a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director's independent judgement.  G. Scott Paterson, Jeffrey Haas and Alexa Abiscott are independent.  Justin Hartzman is not independent as a result of being the President and Chief Executive Officer of the Company. Jeremy Koven is not independent as a result of being the Chief Operating Officer and Secretary of the Company.

The Board currently does not have a Chair and does not consider that, at this stage of the Company's development, it is necessary to have one.

The quantity and quality of the Board compensation is reviewed on an annual basis.  At present, the Board is satisfied that the current Board compensation arrangement adequately reflect the responsibilities and risks involved in being an effective director of the Company.  At the present time, no director or officer of the Company has received any cash compensation for acting as such.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised of Alexa Abiscott (Chair), G. Scott Mr. Paterson, and Jeffrey Haas, each of whom is independent within the meaning of National Instrument 52-110 - Audit Committees ("NI 52-110"). The Corporate Governance and Nominating Committee is responsible for identifying, interviewing and making recommendations to the Board with respect to new Board members. Nominations to the Board will be a result of the recruitment efforts by members of the Corporate Governance and Nominating Committee and the Board. The Corporate Governance and Nominating Committee and Compensation Committee have a combined written charter.

Compensation Committee

The Compensation Committee is comprised of Jeffrey Haas (Chair), G. Scott Paterson and Alexa Abiscott, each of whom is independent within the meaning of NI 52-110.

The Compensation Committee assists the Board in settling compensation of directors and senior executives and developing and submitting to the Board recommendations with regard to other employee benefits. The Compensation Committee reviews on an annual basis the adequacy and form of compensation for senior executives and directors to ensure that such compensation reflects the responsibilities, time commitment, and risk involved in being an effective executive officer or director, as applicable. The Corporate Governance and Nominating Committee and Compensation Committee have a combined written charter.

Directorships

The following directors of the Company are directors, or have been within the last five years, directors or officers of other reporting issuers:

Name	Name and Jurisdiction of Reporting Issuer	Trading Market	Position	Period
G. Scott Paterson	QYOU Media Inc.	TSXV	Chair of board of directors	November 2015 - Present
	Engagement Labs Inc.	TSXV	Chair of board of directors	January 2014 - March 2022
	Lionsgate Entertainment Corp.	NYSE	Director	July 1997 - September 2018
	Symbility Solutions Inc.	TSXV	Chair of board of directors	May 2004 - December 2018
	Apogee Silver Ltd. (now Halo Labs Inc.)	TSXV	Chair of board of directors	March 2011 - July 2019

Nomination, Assessment, Orientation and Continuing Education

The Board determines new nominees to the Board, although a formal process has not been adopted.  The nominees are generally the result of recruitment efforts by the Board members, including both formal and informal discussions among Board members and the Chief Executive Officer.  The Board monitors but does not formally assess the performance of individual Board members or committee members or their contributions.

The Board does not, at present, have a formal process in place for assessing the effectiveness of the Board as a whole, its committees or individual directors, but will consider implementing one in the future should circumstances warrant.  Based on the Company's size, its stage of development and the limited number of individuals on the Board, the Board considers a formal assessment process to be inappropriate at this time.  The Board plans to continue evaluating its own effectiveness on an ad hoc basis.  The current size of the Board is such that the entire Board will take responsibility for selecting new directors and assessing current directors.  Proposed directors' credentials will be reviewed in advance of a Board meeting with one or more members of the Board prior to the proposed director's nomination.

New directors will be briefed on strategic plans, short, medium and long-term corporate objectives, business risks and mitigation strategies, corporate governance guidelines and existing company policies.  However, there is no formal orientation for new members of the Board, and this is considered to be appropriate, given the Company's size and current limited operations.

The skills and knowledge of the Board as a whole is such that no formal continuing education process is currently deemed required.  The Board is comprised of individuals with varying backgrounds, who have, both collectively and individually, extensive experience with venture mining companies.  Board members have full access to the Company's records.  Reference is made to the table under the heading "Election of Directors" in the Circular for a description of the current principal occupations of the Company's Board.

Ethical Business Conduct

The Board expects management to operate the business of the Company in a manner that enhances shareholder value and is consistent with the highest level of integrity.  Management is expected to execute the Company's business plan and to meet performance goals and objectives.  To date, the Board has not adopted a formal written Code of Business Conduct and Ethics.  However, the current limited size of the Company's operations and the small number of officers and employees allow the independent members of the Board to monitor on an ongoing basis the activities of management and to ensure that the highest standard of ethical conduct is maintained.  As the Company grows in size and scope, the Board anticipates that it will formulate and implement a formal Code of Business Conduct and Ethics.